August 26, 2010

Peerless Systems Corporation
2361 Rosecrans Avenue
El Segundo, CA 90254

Ladies and Gentlemen:

As of the date hereof, Edward Ramsden (“Mr. Ramsden”) beneficially owns 323,672 shares of common stock (the “Common Stock”) of Peerless Systems Corporation (the “Company”) and options to acquire 30,000 shares of Common Stock, which options are unvested.  Such 323,672 shares of Common Stock (the “Caburn Shares”) are directly owned by funds and accounts for which Caburn Management LP, a company which Mr. Ramsden may be deemed to control, serves as investment manager.  Except as expressly set forth herein, Mr. Ramsden and Caburn do not beneficially own any shares of Common Stock.  For the purposes of this letter, the term “beneficial ownership” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Simultaneously herewith, the Board of Directors of the Company (the “Board”) is approving a public tender offer (the “Tender Offer”) whereby the Company will repurchase from its stockholders up to 13,846,153 shares of Common Stock at a price of $3.25 per share.  Caburn hereby agrees to tender into the Tender Offer all of the Caburn Shares and to not withdraw such shares unless and until the Tender Offer expires or is terminated.  Mr. Ramsden hereby agrees to resign from the Board effective immediately upon closing of the Tender Offer.

Caburn and Mr. Ramsden acknowledge that the Board is relying on this letter in approving the Tender Offer. Caburn and Mr. Ramsden further acknowledge and agree that damages would be an inadequate remedy for a breach of the agreements set forth herein and that their obligations hereto shall be specifically enforceable by the Company, in addition to any other remedy which may be available at law or in equity.

Sincerely, CABURN MANAGEMENT, LP

By:	/s/ Edward Ramsden
Name:	Edward Ramsden
Title:	Managing Partner

/s/ Edward Ramsden
Edward Ramsden